Filed Pursuant to Rule 433

Registration No. 333-149370

April 29, 2009

TERM SHEET

$500,000,000 6.500% Notes due 2019

Issuer:	EnCana Corporation
Securities Offered:	6.500% Notes due 2019
Format:	SEC Registered
Principal Amount:	$500,000,000
Maturity:	May 15, 2019
Coupon:	6.500%
Price to Public:	99.822%
Yield to Maturity:	6.524%
Benchmark Treasury:	2.750% due February 15, 2019
Benchmark Treasury Yield:	3.024%
Spread to Benchmark Treasury:	T+350 basis points
Interest Payment Dates:	May 15 and November 15, commencing November 15, 2009
Optional Redemption:	Make Whole call as set forth in the preliminary prospectus supplement (Treasury rate plus 50 basis points)
Trade Date:	April 29, 2009
Settlement:	T+3; May 4, 2009
CUSIP:	292505 AH7
Denominations:	$2,000 and integral multiples of $1,000
Anticipated Ratings:	Moody's: Baa2 (stable outlook) S&P: A- (negative outlook)
Joint Book-Running Managers:	Banc of America Securities LLC Deutsche Bank Securities Inc.
Lead Managers	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. J.P. Morgan Securities Inc.
Co-Managers:

Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Greenwich Capital Markets, Inc.
Mitsubishi UFJ Securities International plc
Morgan Stanley & Co. Incorporated
Wells Fargo Securities, LLC

Goldman, Sachs & Co.
Mizuho Securities USA Inc.
SG Americas Securities, LLC
UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Banc of America Securities LLC toll free at 1-800-294-1322.